Exhibit 99.1

Gerber Scientific, Inc. Reports First Quarter Fiscal 2009 Results

SOUTH WINDSOR, CT – August 28, 2008 – Gerber Scientific, Inc. (NYSE: GRB) today reported net income for the quarter ended July 31, 2008 of $0.7 million, or $0.03 per diluted share, on revenue of $158.9 million, compared with net income of $2.8 million, or $0.12 per diluted share, on revenue of $153.7 million for the quarter ended July 31, 2007.  A net decline in the exchange rates of the U.S. dollar to other currencies had the effect of increasing revenue by approximately $11.2 million in the first quarter of fiscal 2009 as compared with the first quarter of fiscal 2008.  Net income for the prior year first quarter ended July 31, 2007 included a non-operating pre-tax gain of $1.0 million, or $0.03 per diluted share, related to the sale of a product line within the Ophthalmic Lens Processing segment.

Gerber Scientific President and Chief Executive Officer, Marc T. Giles, commented, "We reported an overall increase in revenue of 3.4 percent from the comparable quarter of the prior year; however, excluding the top-line benefits provided by favorable foreign currency exchange rates, our revenue declined 3.9 percent.  Revenue from key new products, most notably our Sign Making and Specialty Graphics segment's wide-format UV inkjet printer, the Solara ion™, and continued strong sales performance from our Spandex distribution operations helped to mitigate the negative effects of significant market softness in our other primary businesses.  In comparison to the same quarter of the prior year, our gross margin was impacted by lower production volumes and an unfavorable product mix. The product mix in the first quarter reflected a significant drop in high margin software sales and a higher percentage of lower margin distribution sales due to the strong revenue growth of our Spandex business, which continues to outpace the growth of our higher margin manufacturing businesses. Combined these factors accounted for the 3.1 percentage point reduction in gross profit margin and lower net income compared with the first quarter of the prior year.”

Mr. Giles continued, “This was a challenging quarter for the Company.  We decided to act quickly and aggressively in response to the current market softness and as a result have already taken actions, including the previously announced workforce reductions in early August 2008, in order to position us to continuously improve our operating margins.  Although the current global economic outlook continues to be uncertain, we anticipate that the success of new products and the cost reduction initiatives taken will allow us to deliver sustainable earnings growth in fiscal year 2009."

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and planned cost reductions are forward-looking statements that involve risks and uncertainties.  For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
For the Fiscal Quarters Ended July 31,
In thousands, except per share data	2008	2007
Revenue:
Product sales	$139,807	$135,290
Service sales	19,051	18,377
	158,858	153,667
Costs and Expenses:
Cost of products sold	103,594	96,657
Cost of services sold	13,220	11,549
Selling, general and administrative expenses	34,211	34,623
Research and development	6,233	6,465
	157,258	149,294

Operating income	1,600	4,373

Other income (expense), net	(128)	725
Interest expense	(614)	(989)

Income before income taxes	858	4,109
Income tax expense	177	1,272
Net income	$681	$2,837
Earnings per share of common stock:
Basic	$0.03	$0.12
Diluted	$0.03	$0.12
Weighted average shares outstanding:
Basic	23,459	23,187
Diluted	23,772	23,557

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
For the Fiscal Quarters Ended July 31,
In thousands	2008	2007
Revenue:
Sign Making and Specialty Graphics:
Gerber Scientific Products	$23,934	$25,129
Spandex	70,435	60,751
Sign Making and Specialty Graphics	94,369	85,880
Apparel and Flexible Materials	48,949	49,479
Ophthalmic Lens Processing	15,540	18,308
Consolidated revenue	$158,858	$153,667
Operating income:
Sign Making and Specialty Graphics:
Gerber Scientific Products	$(1,163)	$(172)
Spandex	3,303	1,718
Sign Making and Specialty Graphics	2,140	1,546
Apparel and Flexible Materials	3,666	7,053
Ophthalmic Lens Processing	115	1,379
Segment operating income	5,921	9,978
Corporate operating expenses	(4,321)	(5,605)
Consolidated operating income	$1,600	$4,373

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	July 31, 2008	April 30, 2008

Cash and cash equivalents	$14,477	$13,892
Working capital	$114,867	$106,005
Total debt	$53,000	$42,000
Net debt (total debt less cash and cash equivalents)	$38,523	$28,108
Shareholders' equity	$171,302	$169,563
Total capital (net debt plus shareholders' equity)	$209,825	$197,671
Current ratio	2.09:1	1.89:1
Net debt-to-total capital ratio	18.4%	14.2%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
For the Fiscal Quarter Ended July 31,
In thousands	2008	2007

Net cash (used for) provided by operating activities	$(4,974)	$4,163
Net cash used for investing activities	$(5,855)	$(5,601)
Net cash provided by financing activities	$11,912	$11,241
Depreciation and amortization	$2,407	$2,299
Capital expenditures	$2,206	$1,091